EXHIBIT 7
                   Request for payment, dated October 15, 2002


[HAVER & MAILANDER letterhead]

     HAVER & MAILANDER
      RECHTSANWALTE


Haver & Mailander - Lenzhalde 83-85 - D-70182 Stuttgart
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By Telecopier: 001 602 254 4878
Gust Rosenfeld P.L.C.
John L. Hay, Esq.
Attorney-at-Law
201 N. Central Ave. #3300
Phoenix, AZ 85073-3300-USA

BY COURIER
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jhay@gustlaw.com
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cc:

By Telecopier: 001 510 297 2782 - 2706
CRL Systems Inc.
Charles Jayson Brentlinger, President
1525 Alvarado Street
San Leandro - California 94577 - USA

jbrentlinger@crlsystems.com
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                                        15, Oktober 2002
BY COURIER
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Dialog4/CRL ASPA


Dear Mr. Hay,

Reference is made to our E-Mails of 20 September and 26 September 2002.

As you are aware, CRL is clearly in default with its payment obligations vis-a-vis Dialog4 under the ASPA and Amendments due on 20 August and 20 September 2002. We have always reserved all our client's rights resulting from this default situation, while we offered simultaneously to commence negotiations with Siemens and MBG jointly and immediately.

We did not receive an immediate response to the above E- Mails, it was not until 5 October and 7 October 2002 that Robert McMartin indirectly, through copies of his correspondence with Siemens, indicated that CRL is prepared to join and support Dialog4 with these negotiations. (Our client was somewhat irritated by this rather informal way of dealing with the matter).

HAVER & MAILANDER
RECHTSANWALTE

SEITE  2      ZUM SCHREIBEN VOM  15.10.2002        AN John L. Hay, Esq.
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Unfortunately, until today, neither Siemens nor MBG have agreed to the suggested transfer of Dialog4's obligations from Dialog4 to CRL (Orban). Both, Siemens and MBG insist that Dialog4 execute all payments due on August and September totaling approx. E 85.000,00.

In view of this serious situation Dialog4 has no other choice but to urge CRL, CS and Jay to pay immediately the outstanding instalments under the ASPA and Amendments which are due or will become due as follows:

-  20 August       US$37.500.00 plus 10% interest for August, September, October
                                       (=15.000,00 US$)

-  20 September    US$37.500.00 plus 10% interest for September, October
                                       (=10.000,00 US$)

Payment of the above already due amounts totaling US$ 92.055,33 (after deduction of the cheque amounting to US$ 7.944,67) shall be made by CRL, CS and Jay by

                         20 OCTOBER 2002 AT THE LATEST.
                         -----------------------------

Should CRL, CS and Jay fail to make such payment by 20 October 2002, Dialog4 herewith announces that it will exercise its rights under Section 4.7 of the ASPA and the Amendments so that all of the outstanding instalments, namely US$ 600.000,00 plus interest since 20 August 2002, will fall due immediately. We also restate and declare again that all of Dialog4's rights under Section 6 of the Second Amendment regarding the Purchase Price Stock have already been enforced.


Yours sincerely,

/s/ Dr. Werner Kessler
Dr. Werner Kessler
Rechtsanwalt